EXHIBIT 16.1

2699 s. bayshore drive
miami. Florida 33133

305 858 5600
305 856 3284 fax

www.kaufmanrossin.com



September 17, 2002

KAUFMAN
ROSSIN &
CO.
CERTIFIED PUBLIC ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:  Clements Golden Phoenix Enterprises, Inc.
     File No. 2-07137

We have read the statements that Clements Golden Phoenix Enterprises, Inc. included under Item 4 of the Form 8-K/A report expected to be filed on September 17, 2002 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.



                                    Very truly yours,

                                    /s/ Kaufman, Rossin & Co.
                                    Kaufman, Rossin & Co.





                       MIAMI o FT. LAUDERDALE o BOCA RATON